                                                                    Exhibit 2.1

                            REAL ESTATE PURCHASE AGREEMENT

                                    BY AND BETWEEN

                                  TELEVIDEO, INC.
                               a Delaware corporation

                                         AND

                          2345 Harris Way Associates, LLC.
                        a Delaware limited liability company

                            Dated as of December 21, 1998

                                 TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
Section 1      Definitions . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2      Sale of Properties and Assignment of Rights . . . . . . . .  3

               2.1  The Land . . . . . . . . . . . . . . . . . . . . . . .  3
               2.2  The Improvements . . . . . . . . . . . . . . . . . . .  4
               2.3  Appurtenances  . . . . . . . . . . . . . . . . . . . .  4
               2.4  Equipment  . . . . . . . . . . . . . . . . . . . . . .  4
               2.5  Intangible Property . .. . . . . . . . . . . . . . . .  5
               2.6  Awards . . . . . . . . . . . . . . . . . . . . . . . .  5

Section 3      Purchase Price. . . . . . . . . . . . . . . . . . . . . . .  5

               3.1  Escrowed Funds . . . . . . . . . . . . . . . . . . . .  5
               3.2  Balance. . . . . . . . . . . . . . . . . . . . . . . .  6
               3.3  Apportionments and Adjustments . . . . . . . . . . . .  6

Section 4      Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  6

               4.1  Time and Place of Closing  . . . . . . . . . . . . . .  6
               4.2  Escrow . . . . . . . . . . . . . . . . . . . . . . . .  7
               4.3  Deliveries by Seller at or Prior to Closing  . . . . .  7
               4.4  Deliveries By Purchaser at or Prior to Closing . . . .  8
               4.5  Purchaser's Review of Closing Deliveries . . . . . . .  8
               4.6  Possession of the Properties . . . . . . . . . . . . .  9
               4.7  Closing Costs  . . . . . . . . . . . . . . . . . . . .  9

Section 5      Warranties and Representations of Seller .. . . . . . . . .  9

               5.1  Title to the Property. . . . . . . . . . . . . . . . .  9
               5.2  No Space Leases. . . . . . . . . . . . . . . . . . . .  9
               5.3  Litigation . . . . . . . . . . . . . . . . . . . . . .  9
               5.4  No Pending Takings . . . . . . . . . . . . . . . . . . 10
               5.5  No Violations. . . . . . . . . . . . . . . . . . . . . 10
               5.6  Environmental Matters. . . . . . . . . . . . . . . . . 11
               5.7  Condition of Property. . . . . . . . . . . . . . . . . 12
               5.8  Disputes with Neighbors. . . . . . . . . . . . . . . . 12
               5.9  Wells. . . . . . . . . . . . . . . . . . . . . . . . . 12
               5.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 13
               5.11 Brokers. . . . . . . . . . . . . . . . . . . . . . . . 13
               5.12 Books and Records. . . . . . . . . . . . . . . . . . . 13
               5.13 Disclosure . . . . . . . . . . . . . . . . . . . . . . 13
                                            (i)

               5.14 Space Leases . . . . . . . . . . . . . . . . . . . . . 13
               5.15 Absence of Undisclosed Liabilities . . . . . . . . . . 13
               5.16 Utilities; Access. . . . . . . . . . . . . . . . . . . 14
               5.17 Plans. . . . . . . . . . . . . . . . . . . . . . . . . 14
               5.18 Consents . . . . . . . . . . . . . . . . . . . . . . . 14
               5.19 Insurance. . . . . . . . . . . . . . . . . . . . . . . 14
               5.20 Flood Plain; Wetlands. . . . . . . . . . . . . . . . . 14
               5.21 Historic District. . . . . . . . . . . . . . . . . . . 14
               5.22 Dimensions . . . . . . . . . . . . . . . . . . . . . . 14
               5.23 Seller Not an Alien. . . . . . . . . . . . . . . . . . 15
               5.26 Existence and Authority of Seller. . . . . . . . . . . 15

Section 6      Warranties and Representations of Purchaser . . . . . . . . 15

               6.1  Brokers  . . . . . . . . . . . . . . . . . . . . . . . 15
               6.2  Existence and Authority of Purchaser . . . . . . . . . 15

Section 7      Certain Pre-Closing Covenants of Seller . . . . . . . . . . 16

               7.1  Operation Pending Closing. . . . . . . . . . . . . . . 16
               7.2  Access and Information . . . . . . . . . . . . . . . . 17
               7.3  Pre-Closing Deliveries . . . . . . . . . . . . . . . . 17
               7.4  Continuing Accuracy of Representations . . . . . . . . 19
               7.5  Satisfaction of Conditions . . . . . . . . . . . . . . 19

Section 8      Purchaser's Due Diligence and Financing . . . . . . . . . . 20

               8.1  Approval by Purchaser. . . . . . . . . . . . . . . . . 20

Section 9      Conditions to Obligations of Purchaser. . . . . . . . . . . 21

               9.1  Litigation . . . . . . . . . . . . . . . . . . . . . . 21
               9.2  Seller Representations and Performance . . . . . . . . 21
               9.3  Insurability of Title to Property. . . . . . . . . . . 21
               9.4  Zoning . . . . . . . . . . . . . . . . . . . . . . . . 21
               9.5  Approval by Purchaser. . . . . . . . . . . . . . . . . 21

Section 10     Conditions to Obligations of Seller . . . . . . . . . . . . 21

               10.1 Litigation . . . . . . . . . . . . . . . . . . . . . . 21
               10.2 Representations and Performance of Purchaser . . . . . 21

Section 11     Additional Covenants. . . . . . . . . . . . . . . . . . . . 22

               11.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . 22
               11.2 Satisfaction of Liens. . . . . . . . . . . . . . . . . 22
                                         (ii)




               11.3 Survival of Representations and Warranties . . . . . . 22
               11.4 Indemnity by Seller. . . . . . . . . . . . . . . . . . 22
               11.5 Further Assurances . . . . . . . . . . . . . . . . . . 23
               11.6 Delivery of Documents and Other Items. . . . . . . . . 23
               11.7 Recordation. . . . . . . . . . . . . . . . . . . . . . 23
               11.8 Damage and Destruction . . . . . . . . . . . . . . . . 24
               11.9 Eminent Domain . . . . . . . . . . . . . . . . . . . . 24
               11.10 No Assumption of Seller's Liabilities . . . . . . . . 25
               11.11 Confidentiality . . . . . . . . . . . . . . . . . . . 25

Section 12     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

Section 13     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 25

Section 14     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 26

               14.1 Method of Notice . . . . . . . . . . . . . . . . . . . 26
               14.2 Notices Affecting the Property . . . . . . . . . . . . 26

Section 15     Assignment by Purchaser . . . . . . . . . . . . . . . . . . 26

Section 16     Default . . . . . . . . . . . . . . . . . . . . . . . . . . 26

               16.1 Default by Purchaser . . . . . . . . . . . . . . . . . 26
               16.2 Default by Seller. . . . . . . . . . . . . . . . . . . 27

Section 17     Dispute Resolution. . . . . . . . . . . . . . . . . . . . . 27

EXHIBITS AND SCHEDULES

Exhibit "A":   Legal description of the Land
Exhibit "B"    Televideo Lease
Exhibit "C"    Seller's Certification of Representations and Warranties
Exhibit "D":   Bill of Sale
Exhibit "E":   Assignment of Intangible Property
Exhibit "T":   Form of Promissory Note
Schedule:      1         Seller's Retained Property
Schedule:      5.2       Space Leases
Schedule:      5.5.1     Litigation
Schedule:      5.6.2     Environmental Matters
Schedule:      5.6.3     Environmental Matters
Schedule:      5.6.4     Environmental Matters
Schedule:      5.7       Condition of Property

                                (iii)

                         REAL ESTATE PURCHASE AGREEMENT

               THIS REAL ESTATE PURCHASE AGREEMENT ("Agreement") is made the 21st day of December, 1998, by and between TELEVIDEO, INC., a Delaware corporation ("Seller") as the seller hereunder and 2345 Harris Way Associates, LLC., a Delaware limited liability company, or its designee ("Purchaser"), as the purchaser hereunder. Seller acknowledges that Purchaser intends to immediately assign its interest in this sale-leaseback transaction to TVCA, LLC, a Delaware limited liability company ("TVCA").

                           W I T N E S S E T H:

     In consideration of the warranties, representations, agreements and covenants herein contained, Seller and Purchaser, intending to be legally bound, hereby mutually covenant and agree as follows:

     SECTION 1 DEFINITIONS. Certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section, and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined. All accounting terms not specifically defined in this Agreement will be construed in accordance with generally accepted accounting principals.

     "Agreement" means this Real Estate Purchase Agreement.

     "Appurtenances" shall have the meaning set forth in Section 2.3.

     "Awards" shall have the meaning set forth in Section 2.6.

     "Building" shall have the meaning set forth in Section 2.2.

     "Building Plans" shall have the meaning set forth in Section 7.3.9.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Date" means the day on which the Closing actually occurs, as of 12:01 A.M., Pacific Time, at San Jose, California, which date shall be on or before December 31, 1998, unless the parties hereto otherwise agree upon another date.

     "Contract" means any agreement, undertaking, covenant, liability, restriction, instrument or guaranty, whether written or oral, to which Seller is a party, or by which Seller is bound, affecting the Property.

     "Earnest Money" shall have the meaning set forth in Section 3.1.

     "Equipment" shall have the meaning set forth in Section 2.4.

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     "Escrow Agent" means the Title Company.

     "Government" means the government of the United States of America, any political subdivision of, or any subdivision of any such subdivision of, the United States of America (including, without limitation, the State of California, the City of San Jose, and any state, county, commonwealth, territory, federal district, municipality or possession) and any department, agency, board or instrumentality thereof.

     "Governmental"  means of, by, or pertaining to, any Government.

     "Improvements" shall have the meaning set forth in Section 2.2.

     "Indebtedness" means, at any date, for any Person, all items which, in accordance with generally accepted accounting principles, would be shown as indebtedness on a balance sheet of such Person, as of the date on which indebtedness is to be determined, including, without limitation, (a) indebtedness secured by any lien, whether or not the indebtedness secured thereby shall have been assumed, (b) obligations in respect of all capital leases, (c) obligations in connection with letters of credit and bankers' acceptances, and (d) all guaranties in the amounts of the indebtedness, leases, dividends or other obligations of primary obligors to which they relate.

     "Intangible Property" shall have the meaning set forth in Section 2.5.

     "Land" shall have the meaning set forth in Section 2.1.

     "Lien" means any mortgage, lien, charge, security interest or encumbrance of any kind upon, or pledge of, any property or asset, whether now owned or hereafter acquired, and includes the acquisition of, or agreement to acquire any property or asset subject to any conditional sale agreement or other title retention agreement, including a lease on terms tantamount thereto or on terms otherwise substantially equivalent to a purchase.

     "Permitted Encumbrances" means (a) liens for current real estate taxes which by law are a lien on the Property but are not yet due and payable; and (b) those matters shown on the Title Commitment and the Survey which have been accepted and approved by Purchaser pursuant to Section 8.1.2 hereof.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

     "Property" shall have the meaning set forth in Section 2.

     "Purchase Price" shall have the meaning set forth in Section 3.

     "Purchaser" shall have the meaning set forth in the Preamble.

     "Purchaser's Lender" shall mean Finova Realty Capital, Inc., a Delaware corporation, the lender selected by Purchaser to fund the acquisition of the Property by Purchaser, or its designee.

     "Requirements of Law" means any law, statute, ordinance, code, rule, regulation, guideline, judgment, order, writ, injunction or decree of any court or Government and any decision or ruling of any arbitrator, which is applicable to, binding upon, affects or pertains to the Property and/or the use, occupation and/or operation of the Property, or any Person, and any of the foregoing to which such Person is a party or by which such Person or any of its assets or property is bound or affected or from which such Person derives benefits. "Requirements of Law" shall also include the charter documents and code of regulations or bylaws of any Person that is a corporation, the charter documents and articles or agreement of partnership of any Person that is a partnership, and the charter documents and operating agreement of any Person that is a limited liability company.

     "Seller" shall have the meaning set forth in the Preamble.

     "Seller's Financial Statements" shall have the meaning set forth in
Section 7.3.14.

     "Seller's Retained Property" shall mean all of Seller's trade fixtures and related tenant improvements in the Building, as set forth on the attached
SCHEDULE 1.

     "Space Leases" shall mean all leases, licenses, concessions and other agreements, written or oral, for any use or possession of any portion of the Property.

     "Survey" shall have the meaning set forth in Section 7.3.3.

     "Taking" shall have the meaning set forth in Section 11.9.1.

     "Televideo Lease" means that certain Triple Net Bond Lease by and between TVCA, as landlord, and Seller, as tenant, with respect to the Property referenced in Section 4.3.2.

     "Tenant" means the occupant or holder of the interest of lessee under the Televideo Lease.

     "Title Commitment" shall have the meaning set forth in Section 7.3.2.

     "Title Company" means Old Republic Title Insurance Company.

     "Title Policy" shall have the meaning set forth in Section 4.3.3.

     SECTION 2 SALE OF PROPERTY AND ASSIGNMENT OF RIGHTS. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase, pursuant to the terms of this Agreement and subject only to the Permitted Encumbrances, the following property and interests in property (all collectively herein called the "Property"):

               2.1 THE LAND. All that certain parcel or those certain parcels of land, consisting of approximately 2.51 acres, located in San Jose, California, as more particularly described in EXHIBIT "A" annexed hereto and made a part hereof (collectively, the "Land").

               2.2 THE IMPROVEMENTS. All buildings, improvements, fixtures and structures located on the Land, including the approximately 69,630 square foot office/warehouse/distribution facility, having a street address of 2345 Harris Way, San Jose, CA ("Building") (collectively, the "Improvements"); provided, however, that the Improvements shall not include any of Seller's Retained Property.

               2.3 APPURTENANCES. All and singular the easements, rights of way, tenements, hereditaments and appurtenances belonging or in any wise appertaining unto the Land, the Improvements, any other appurtenance, the Equipment, the Intangible Property, the Awards, or the operation, use, or enjoyment of any of the foregoing, and also all the estate, right, title, interest, property, claim and demand whatsoever of Seller in and to the Property and in and to the streets, ways, sidewalks, alleys, driveways, parking areas and areas adjacent thereto or used in connection therewith, and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof (collectively, the "Appurtenances");

               2.4 EQUIPMENT. All fixtures, fittings, appliances, apparatus, equipment, supplies, machinery, carpeting and other materials installed, located or stored on the Property, and other personal property and any replacements thereof, or additions thereto, actually or constructively affixed, or attached to the Property, or placed upon, under or used in any way in connection with the complete and comfortable use, enjoyment, occupancy and/or operation of the Property, including, but without limiting the generality of the foregoing, all parts of the plumbing, heating, ventilating, air-conditioning, electrical and mechanical systems of the Improvements, elevators, incinerators, trash compactors, all equipment, materials and supplies used or usable in connection with the maintenance, repair and cleaning of the Property and the interior and exterior of all Improvements; all racks or similar apparatus necessary for the placement and/or retention of broadcasting antennae or other telecommunication equipment and property on the roof of or otherwise within or about the Improvements (all of which Seller warrants is owned by Seller and no other Person has the right to remove or claim ownership to same except as set forth in the Space Leases), all keys and master keys, all built-in equipment, all heating, air-conditioning, freezing, lighting, incinerating and power equipment, lampposts, all electrical equipment, transformers, wiring, conduit, meters, fixtures and apparatus, engines, pipes, pumps, tanks, motors, hydraulic equipment, conduits, lifting, cleaning, fire prevention, fire extinguishing, smoke detection, refrigerating, ventilating and communications apparatus, boilers, furnaces, oil burners or units thereof and any firing and control apparatus used in connection therewith, appliances, air-cooling and air-conditioning apparatus, vacuum cleaning systems, storage systems, built-in or attached shelving, shades, awnings, windows, attached cabinets, partitions, ducts and compressors, rugs and carpets, draperies, landscaping, sod, arbors, shrubs, plants, trees, planters and planting beds or boxes, retaining walls and enclosures, directories, mailboxes, signs, television or radio antennae, together with all building materials and equipment now or hereafter delivered to the Property and intended to be installed therein, thereon or thereunder, including but not limited to, lumber, plaster, cement, plumbing, fixtures, pipe, lath, wallboard, cabinets, nails, sinks, toilets, furnaces, heaters, brick, tile, water heaters, glass, doors, flooring, paint, lighting fixtures, heating and ventilating appliances and equipment, locks and locksets; together with all additions, accessions, proceeds, products, replacements, renewals and substitutions of and for all of the foregoing (all of which is herein collectively called the

"Equipment"); provided, however, that the Equipment shall not include any of Seller's Retained Property, as set forth on Schedule 1.

               2.5 INTANGIBLE PROPERTY. All warranties, guaranties, and all benefits of the foregoing, to which Seller is a party or as to which Seller has the benefit, relating to the Property, to the extent assignable (all of which is herein collectively called the "Intangible Property"); and

               2.6 AWARDS. All estate, right, title and interest of Seller in and to any awards heretofore or hereafter made with respect to any part of or interest in the Property and the Appurtenances as the result of the exercise of the power of eminent domain (or a sale in lieu of a taking by eminent domain), including any awards for changes of the grades of streets, or as the result of any damage to the Property for which compensation shall be given by any Governmental authority (collectively, the "Awards"); provided, however, that the Awards shall not be deemed to include any awards payable separately to Seller solely with respect to damage to Seller's business conducted at the Property, or Seller's moving expenses, due to an exercise of the power of eminent domain, provided further, however, that any such award otherwise payable to Seller does not reduce the amount of Awards. Seller shall execute and deliver to Purchaser on demand all proper instruments for the conveyance of such title and the assignment and collection of any such Award.

     SECTION 3 PURCHASE PRICE. Subject to adjustment as hereinafter provided, the price to be paid by Purchaser for the purchase of the Property is the sum of Eleven Million Dollars ($11,000,000) (the "Purchase Price"). Purchaser shall deposit the Purchase Price, including the Note (hereinafter defined), with Escrow Agent at Closing, net of any holdbacks, adjustments, prorations, and costs charged to Seller under this Agreement.

               3.1 ESCROWED FUNDS. Upon the expiration of the Due Diligence Period (hereinafter defined), Purchaser shall deposit with Escrow Agent a check in the amount of Two Hundred Thousand Dollars ($200,000) (said sum, together with all interest earned thereon as hereinafter provided, "Earnest Money") to be held and applied pursuant to this Section 3.1.

                    3.1.1 The Earnest Money shall be cashed by Escrow Agent pursuant to the terms of this Agreement. After Escrow Agent has cashed the Earnest Money check, Escrow Agent shall invest the Earnest Money pursuant to Purchaser's instructions in either (a) special, segregated interest-bearing accounts, repurchase agreements or certificates of deposit with any financial institution insured by the Federal Deposit Insurance Corporation, or (b) bonds, notes or other obligations which as to principal and interest constitute debt obligations of or are unconditionally guaranteed by the United States of America. All interest accruing on the Earnest Money shall accrue for the benefit of Purchaser.

                    3.1.2 If, for any reason other than default by Purchaser, this Agreement shall be terminated prior to the Closing, Escrow Agent shall refund to Purchaser the entire amount of the Earnest Money. If this Agreement is terminated through no fault of either Purchaser or Seller, the parties shall bear their own costs and expenses and shall be relieved of any further liability hereunder. A termination of this Agreement resulting from a default by one of the parties shall be governed by the provisions of Section 16.

               3.2 BALANCE. Purchaser shall deposit with Escrow Agent at Closing a promissory note in the form attached as Exhibit "F" for Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) and good funds in the amount of Eight Million Fifty Thousand Dollars ($8,050,000), net of any holdbacks, adjustments, prorations and costs charged to Seller under Section
3.3 of this Agreement.

               3.3 APPORTIONMENTS AND ADJUSTMENTS. In addition to any other adjustments or prorations provided for in this Agreement, which are incorporated at this place, the following adjustments shall be made for each of the costs, expenses and charges listed below, and the net aggregate amount of such adjustments shall be credited to the account of Seller or Purchaser upon the Purchase Price, as the case may be:

                    3.3.1 Seller shall receive a credit for the prorated portion, adjusted on a per diem basis, of any advance payments under any Contracts which Purchaser elects to continue.

                    3.3.2 Seller shall pay and discharge, or credit on the Purchase Price, any sales tax, rental receipts tax, real estate transfer taxes or charges and any stamp or documentary taxes or other transfer fees or taxes arising out of this transaction, and shall forever indemnify and hold Purchaser free and harmless therefrom, except that, per local custom and practice, Purchaser shall pay one-half of the City of San Jose transfer tax, in an amount not to exceed Fifteen Thousand Dollars ($15,000).

     SECTION 4 CLOSING.

               4.1  TIME AND PLACE OF CLOSING.

                    4.1.1 Provided that all conditions precedent to Closing have been satisfied or waived, the parties agree to cause the closing of title under this Agreement and the consummation of the transactions provided for herein (the "Closing") to take place, and the balance of the Purchase Price required to be paid at the Closing to be paid, at the offices of the Title Company, on the Closing Date.

                    4.1.2 Notwithstanding the provisions of Section 4.1.1 hereof, if any of the conditions precedent to Closing set forth in this Agreement have not been satisfied or waived as of the date(s) agreed for those events, then Purchaser shall have the right to terminate this Agreement, in which event the provisions of Section 3.1.2 shall apply, and except in the event of a default governed by the provisions of Section 16, both parties shall be released and relieved of all liability hereunder.

                    4.1.3 Notwithstanding the provisions of Section 4.1.1 hereof, if Purchaser fails to perform any term or condition precedent to Closing as set forth in this Agreement, or cause the executed Note and the balance of the Purchase Price to be paid at Closing to be delivered to the Escrow Agent, Seller shall have the right to terminate this Agreement and the provisions of Section 3.1.2 shall apply.

               4.2 ESCROW. The Closing shall be conducted in escrow and all documents, instruments, sums of money or other matters to be delivered or attended to at the Closing shall be delivered to the Title Company and held in escrow, pursuant to the terms of an escrow agreement satisfactory to Purchaser's counsel and Seller's counsel, and the same shall be released upon the recording of the Deed and any other instruments required to be recorded pursuant to this Agreement and the delivery of the Title Policy.

               4.3 DELIVERIES BY SELLER AT OR PRIOR TO CLOSING. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser or its designee:

                    4.3.1 The grant deed of Seller ( the "Deed") in usual and customary form for Santa Clara County, acceptable to Purchaser, duly executed by Seller in such manner as will qualify the Deed for recording, and conveying fee simple to the Property subject only to Permitted Encumbrances. Not later than five (5) days prior to Closing, Seller shall deliver a copy of the form of Deed to Purchaser for review and approval by Purchaser's attorney. Seller shall be solely responsible for obtaining any Governmental approvals of the Deed prior to Closing.

                    4.3.2 Four (4) original counterparts of the Televideo Lease, in the form of EXHIBIT "B" attached hereto and made a part hereof, duly executed in recordable form.

                    4.3.3 Paid fee owner's Policy of title insurance (the "Title Policy") with respect to the Land and Improvements, in form and substance acceptable to Purchaser, issued by the Title Company in the aggregate amount of the Purchase Price and listing as exceptions only the Permitted Encumbrances. The Title Policy shall be on the 1970 form of owner's Policies, form "B", as amended in 1987, if available in the state where the Property is located. All appurtenant easements benefiting the Property shall be included as part of the insured parcel described in the Title Policy.

                    4.3.4 A certificate, in the form attached hereto as EXHIBIT "C." duly executed by Seller, dated as of the Closing Date, certifying that all of Seller's warranties and representations contained herein or otherwise made in writing by Seller or on Seller's behalf are true as of the Closing Date as if then made.

                    4.3.5 A bill of sale for the Equipment, in the form attached hereto as EXHIBIT " D" duly executed by Seller and containing warranties of title and of good right to convey ("Bill of Sale").

                    4.3.6 An assignment, in the form attached hereto as EXHIBIT "E." duly executed by Seller assigning and transferring to Purchaser the Intangible Property and containing warranties of title and of good right to convey. If desired by Purchaser, Seller shall execute separate assignments for individual items comprising the intangible property.

                    4.3.7 Originals of all certificates (or letters if certificates are not utilized by the pertinent Governmental authorities), licenses, permits, authorizations, licenses and approvals issued for or with respect to the Property by any Governmental authority having jurisdiction, including without limitation, all certificates of occupancy, issued with respect to the

Improvements; provided, however, that if Seller does not have the original document for any of the foregoing, then Seller shall deliver a copy of such document in lieu of the original.

                    4.3.8 A certificate of the Governmental authority having jurisdiction with respect to the use of the Property, dated as of a date no earlier than ninety (90) days prior to the Closing Date, certifying to Purchaser as of such date the zoning classification of the Property and that said authority has no record of outstanding violations of building codes and zoning and land use laws and regulations applicable to the Property.

                    4.3.9 Any certificates, documents or instruments reasonably and customarily required by Purchaser or by the Title Company in like purchases, including without limitation, a so-called "FIRPTA" affidavit meeting the requirements of the United States Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, stating that Seller is not a foreigner, and the Title Company's usual and customary owner's affidavit and mechanic's lien affidavit and indemnity so as to enable the Title Company to issue the Title Policy required by this Agreement.

                    4.3.10 An updated version of the Survey, which may be a recertification of a previous version of the Survey, which updated version shall be dated not more than ten (10) days prior to the Closing Date, and shall in all respects meet the survey requirements set forth in this Agreement.

               4.4 DELIVERIES BY PURCHASER AT OR PRIOR TO CLOSING. At or prior to the Closing, Purchaser shall:

                    4.4.1 Deliver any certificates, documents or instruments reasonably required by the Title Company.

                    4.4.2 Cause the executed Note and the balance of the Purchase Price required to be paid at Closing to be delivered to Escrow Agent.

               4.5 PURCHASER'S REVIEW OF CLOSING DELIVERIES. Except for the Title Policy, and except as otherwise provided in Section 4.3, Seller shall deliver to Purchaser at least ten (10) days prior to the Closing Date, true, complete and accurate copies of all documents listed in Section 4.3, and certified by Seller as being true, complete and accurate, for Purchaser's approval as to form and content. At least ten (10) days prior to the Closing Date, Seller shall cause the Title Company to deliver to Purchaser a "marked-up"' Title Commitment or pro forma copy of the Title Policy, evidencing the Title Policy to be issued at Closing.


               4.6 POSSESSION OF THE PROPERTY. Seller shall grant and deliver to Purchaser exclusive possession of the Property, in the condition required by this Agreement, subject only to the Permitted Encumbrances and the Televideo Lease, no later than the Closing Date.

               4.7  CLOSING COSTS.

                    4.7.1 At Closing, Seller shall pay, and Escrow Agent shall charge to Seller, the following costs related to the Closing: (a) the cost of examination of title to the Property, the cost of issuing the Title Commitment, the premium for issuing the Title Policy; (b) that portion of the City of San Jose real estate transfer tax or conveyance fee not paid by Purchaser pursuant to Section 4.7.2; (c) the real estate transfer tax or conveyance fee charged by the County of Santa Clara; (d) Escrow Agent's fee;
(e) the cost of third party reports (the environmental report, engineering report and the appraisal), not to exceed $4,500.00; (f) the recording fee for the Deed; (g) the cost of the Survey; and (h) any sums due Purchaser by reason of prorations as provided for herein.

                    4.7.2 At Closing, Escrow Agent shall charge Purchaser the following costs related to the Closing: (a) the cost of the third party reports exceeding $4,500.00; (b) one-half of the City of San Jose transfer tax or conveyance fee, not to exceed $15,000; (c) the cost of any third party reports exceeding $4,500 (environmental report, engineering report, and appraisal); (d) any title endorsements requested by Purchaser; and (e) any sums due Seller by reason of prorations provided for herein.

     SECTION 5 WARRANTIES AND REPRESENTATIONS OF SELLER. Seller hereby warrants and represents to Purchaser as follows:

               5.1 TITLE TO THE PROPERTY. Except for Permitted Encumbrances and any encumbrances to be removed by Seller at or prior to Closing, Seller has the full and sole right, power and authority to sell, assign and convey the Property pursuant to this Agreement. Seller has not sublet, mortgaged, hypothecated, pledged or assigned all or any portion of Seller's estate, right, title and interest in and to the Property to any Person, except for Permitted Encumbrances and any encumbrances to be removed by Seller at or prior to Closing.

               5.2 NO SPACE LEASES. There are no leases, subleases, license agreements, concession agreements or other agreements, oral or written, for the use or possession of any portion of the Property, except as disclosed on
SCHEDULE 5.2.

               5.3 LITIGATION. There is no action, suit or proceeding either at law or in equity, or any arbitration proceeding or investigation, inquiry or other proceeding by or before any court or Governmental instrumentality, board, agency or the like now pending or, to the best of Seller's knowledge, threatened, affecting the Property or materially affecting Seller or any property or rights of Seller, nor is there any basis therefor. No judgment, decree or order of any court or Government has been issued against or binds Seller which has, or is likely to have, any material adverse effect on the ability of Seller to perform the transactions contemplated hereby.

               5.4 NO PENDING TAKINGS. Other than Permitted Encumbrances, there is no pending or threatened condemnation, eminent domain or similar proceeding or assessment affecting the Property or any part thereof, nor to the best of Seller's knowledge and belief is any such proceeding or assessment contemplated by any Governmental authority.

               5.5  NO VIOLATIONS.

                    5.5.1 Except as set forth on Schedule 5.5.1, to the best of Seller's knowledge there are no existing, alleged or threatened violations of laws, statutes, municipal ordinances, building codes, rules or regulations of any Government or any Governmental administrative or regulatory body, or of any fire regulations or insurance regulations, or any Requirements of Law, which affect the Property, including without limitation, the United States Occupational Health and Safety Act, as amended. The use and operation of the Property now are, and at the time of Closing will be, in full compliance with all Requirements of Law, including without limitation, all applicable point of sale laws, building codes, environmental, zoning, and land use laws and regulations. All expenses and costs relating to such compliance and all costs and expenses necessary to cure any violations of any of the aforesaid, whether such violations are revealed by inspection or otherwise, shall be borne solely by Seller. The Property and the present operation, use, location and configuration of the Improvements on the Land (including without limitation, the side lots, set backs and any parking requirements and other occupancy ratios) (a) do not constitute a non-conforming use under any zoning or land use law or regulation, and (b) are not the subject of any variance or permit pursuant to any zoning or land use law or regulation.

                    5.5.2 Certificates of occupancy for the Improvements have been issued by the appropriate Governmental authority, and prior to the Closing the existing use and occupancy of the Improvements will be in compliance with the certificates of occupancy so issued.

                    5.5.3 Seller has no knowledge of any pending or contemplated proceedings to modify or amend any building code or zoning or land use law or regulation which affects the use of the Property.

                    5.5.4 To the best of Seller's knowledge, no zoning or subdivision approval, use or occupancy permits, or any other approval of any Government or Governmental authority relating to the Property is based or conditioned upon any ownership of, or any possession of any rights in, any real property, easements or rights appurtenant to any real property, other than the Land.

                    5.5.5 Seller has not received any notice of any kind from any Government or Governmental official alleging that Seller has failed to comply with any Requirements of Law.

               5.6  ENVIRONMENTAL MATTERS.

                    5.6.1 DEFINITIONS. For purposes of this Section 5.6:

                         (a) "Contaminant" shall mean any substance which
degrades into, contains or releases hazardous substances, pollutants or contaminants, hazardous chemicals or any other substance defined, listed or identified by any Governmental authority, or in any federal, state or local laws, rules or regulations governing the manufacture, import, use, generation, handling, storage, processing, release or disposal of chemicals, substances or wastes deemed thereby to be potentially hazardous, toxic, dangerous or injurious to human health or to the environment. This definition includes, without limitation, material which is or may become radioactive, asbestos-containing material and petroleum or petroleum-based products (including used oil).

                         (b) "Environmental Laws" shall mean any applicable
federal, state or local law, statute, ordinance, code, rule, regulation, guidelines, permit, agreement, order or other binding determination of any Government or Governmental authority relating to the environment or public or human health and safety, including without limitation, the Clean Water Act 42 U.S.C. Section 7401 ET SEQ. the Clean Air Act 33 U.S.C. Section 1251 ET SEQ., and each statute specifically referred to in this Section 5.6.1.

                         (c)  "Hazardous Substances", "Pollutants or
Contaminants" and "Release" each have the same meaning as in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ.

                         (d)  "Hazardous Waste" has the same meaning as in the
Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ.

                         (e) "Hazardous Chemical" has the same meaning as in the
Occupational Safety and Health Administration ("OSHA") Hazard Communication Standard, 29 C.F.R. Section 1910.1200 ET SEQ.

                         (f) "Infectious Waste" has the same meaning as in
OSHA's Bloodborne Pathogens Rule, 29 C.F.R. 1910-1030 ET SEQ.

                    5.6.2 To the best of Seller's knowledge, except as set forth on SCHEDULE 5.6.2 hereof. (a) Seller has not caused or allowed and, to Seller's actual knowledge, no lessee, sublessee, occupant or prior owner of the Property, or any third party (including, without limitation, trespassers, licensees, guests and the like) has caused or allowed any Contaminants to be used, generated, processed, manufactured, stored, placed, processed, disposed or released on or off-site of any of the Property, (b) the Property is not subject to any contingent liability in connection with the release, threatened release, or presence of any Contaminants on or off site of the Property; (c) Seller has obtained all environmental, health and safety permits, licenses and other authorizations necessary, and made all notifications and filings necessary, for the current use of, and sale of, the Property (collectively, "Environmental Permits"); (d) all Environmental Permits are in good standing and Seller has made timely application for renewal of Environmental Permits where necessary; and (e) the Property is in compliance with all terms and conditions of all Environmental Permits and all Environmental Laws.

                    5.6.3 To the best of Seller's knowledge, except as set forth on SCHEDULE 5.6.3 or the phase 1 environmental report obtained by Purchaser, there is not now on or in the Property: (a) any generation, processing, treatment, storage, recycling, disposal or arrangement for disposal of any Hazardous Waste or Infectious Waste; (b) any manufacture, application or disposal of pesticides registered currently or formerly with the United States Environmental Protection Agency or any Governmental authority, (c) any underground storage tanks, in use or abandoned; (d) any asbestos-containing material; (e) any urea formaldehyde foam insulating materials; or (f) any polychlorinated biphenyls (PCBs), including, without limitation, any PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment specifically known to Seller without independent investigation.

                    5.6.4 Except as set forth on SCHEDULE 5.6.4, to Seller's actual knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may give rise to any material common law or legal liability or otherwise form the basis of any material claim, suit, action, demand, proceeding, hearing or notice of violation, study or investigation relating to the environment or to human health and safety, which would relate to or affect the Property or any Person as a result of such Person holding title to, possessing, occupying or operating the Property or any portion thereof at any time, whether past, present or future.

                    5.6.5 Seller has made available to Purchaser copies of all reports, studies, analyses, tests and/or monitoring results in the possession or control of the Seller pertaining to any environmental or human health and safety matters or concerns related to or affecting the Property.

               5.7 CONDITION OF PROPERTY. To the best of Seller's knowledge and except as set forth in SCHEDULE 5.7. the Improvements have been and are in good condition and repair (subject to reasonable wear and tear), properly functioning, fully completed substantially in accordance with the Building Plans. The Equipment is in good operating condition and repair, subject to reasonable wear and tear. Seller has no knowledge of the necessity of any material repairs or renovations to the Property or Improvements thereon. Except as otherwise expressly provided in this Agreement, Purchaser acknowledges and agrees that it is acquiring the Property in an "AS IS" condition, in reliance on its own inspection and examination. Purchaser further acknowledges that and agrees that, except as otherwise expressly provided in this Agreement, neither Seller nor any agents, representatives or employees of Seller have made any representations or warranties of any nature or kind, direct or indirect, express or implied, verbal or written, with respect to the condition of the Property.

               5.8 DISPUTES WITH NEIGHBORS. Seller has had no boundary disputes or water drainage disputes with the owners of any premises adjacent to the Property and has no knowledge of any such dispute involving any former owners of the Property.

               5.9 WELLS. Except as may otherwise be disclosed in the phase 1 environmental report obtained by Purchaser, there are no gas wells, oil wells or other wells, whether capped or uncapped, on or about the Property. If any such wells are discovered, whether before or after the Closing Date, then Seller, at Seller's sole cost and expense, shall cause the same to be capped in accordance with all Requirements of Law and shall repair all damage to the Property in connection with such capping.

               5.10 TAXES. All taxes, assessments and other Governmental charges imposed by law upon the Property or upon Seller, including, without limitation, any personal Property taxes applicable to the Property, which are due and payable, the failure of which to pay would result in a Lien on the Property or prevent any deed or other document required to be delivered hereunder from being either delivered or recorded or accepted for recording by the applicable public officers (collectively, "Taxes and Assessments"), have been paid. The Property are not subject to any special or reassessed assessments and Seller has no knowledge of any proposed or pending special assessments that would affect the Property, except as may otherwise be shown on the Title Commitment or the tax bills delivered by Seller to Purchaser pursuant to this Agreement. No improvements (site or area) have been installed by or on behalf of any Governmental authority the costs of which may be assessed against the Property.

               5.11 BROKERS. No agent, broker, investment banker or other Person acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker's commission or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein, other than TRI Commercial Real Estate Services and Terrace Associates by separate agreement, and Seller agrees to pay all amounts due or becoming due to said brokers. Seller shall indemnify, protect, defend and hold harmless Purchaser against or from all commissions or fees or claims for same, due to or claimed by any other broker or Person engaged by Seller or claiming to have dealt with Seller in connection with the Property. Purchaser shall indemnify, protect, defend and hold harmless Seller against or from all commissions or fees or claims for same, due to or claimed by any broker or Person engaged by Purchaser or claiming to have dealt with Purchaser in connection with the Property.

               5.12 BOOKS AND RECORDS. The books of account and other financial and business records of Seller with respect to the Property are in all material respects complete and correct and are maintained in accordance with generally accepted accounting principles, consistently applied.

               5.13 DISCLOSURE. There are no facts known to Seller which materially adversely affects the Property and the condition (financial or otherwise), liabilities, operations or prospects of the Property except for such facts set forth herein or in any schedule or exhibit attached hereto.

               5.14 SPACE LEASES. There are no Space Leases except as set forth on Schedule 5.2.

               5.15 ABSENCE OF UNDISCLOSED LIABILITIES. At Closing, Seller will have no liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, arising out of any transaction relating to the Property, except as may arise under this Agreement or otherwise be disclosed herein.

                5.16 UTILITIES; ACCESS.

                    5.16.1 The Property has and will have as of the Closing Date adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, and any other public utilities, fire protection and means of ingress and egress to and from public highways, necessary or desirable for the full development, use and enjoyment of the Property as an office/warehouse/distribution facility. All streets and roads necessary for access to or full utilization of the Property or any part thereof are duly dedicated public roads maintained by the Government having jurisdiction thereof. No easements are or will be required as of the Closing for such access and full utilization of the Property or in connection with any utilities.

                    5.16.2 All utility lines serving the Property enter the Property from adjoining lands dedicated to public use for such uses. The sewer and water lines serving the Property connect directly from the Property to public sewer and water systems maintained by the Government having jurisdiction thereof. The sewer and water lines serving the Property are to the best of Seller's knowledge of adequate size and capacity to meet the requirements of the Property as presently operated.

               5.17 PLANS. Except as shown on the Building Plans and/or in the Survey or phase I environmental report obtained by Purchaser, Seller has no knowledge of any Improvements located underground or otherwise not ascertainable by a visible inspection, including, without limitation, any vaults, tanks, pipes or waterlines.

               5.18 CONSENTS. No consent of any Person not heretofore obtained is necessary to effectuate or perform this Agreement and the transactions herein contemplated. All permits, authorizations, licenses and approvals necessary for the operation of the Property have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the best of Seller's knowledge, threatened which may result in the revocation, cancellation or suspension, or any material modification of, any of the foregoing.

               5.19 INSURANCE. Seller has now in force adequate and sufficient fire, casualty, theft, vandalism, and public liability insurance coverage with respect to the Property.

               5.20 FLOOD PLAIN; WETLANDS. Except as may otherwise be stated on the Survey, the Improvements are not located in a designated flood plain or flood way. No part of the Property constitutes so-called "wetlands" under any Requirements of Law, including without limitation, 33 C.F.R. Section 328.3.

               5.21 HISTORIC DISTRICT. The Property is not located in any area designated by any Government as an historical or similar area wherein such designation would restrict the ability to rehabilitate, construct or otherwise make changes to the interior or exterior of the Property nor do any Governmental restrictions exist with respect to the Property other than normal zoning regulations or codes of a general nature applicable to all property within the purview of such general regulations and codes.

               5.22 DIMENSIONS. The dimensional descriptions contained in Sections 2.1 and 2.2 relating to the Land and Improvements are true and complete.

               5.23 SELLER NOT AN ALIEN. Seller is not a "nonresident alien," "foreign corporation," "foreign partnership," "foreign trust" or "foreign estate" within the meaning of the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder.

               5.24 EXISTENCE AND AUTHORITY OF SELLER.

                    5.24.1 Seller is, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has, and will have on the Closing Date, all necessary power and authority to (a) carry on the business for which Seller has been organized, (b) own and operate the Property, and (c) enter into this Agreement and perform Seller's obligations hereunder.

                    5.24.2 All actions required to be taken under Delaware law and Seller's Articles of Incorporation and By-Laws to approve or authorize the execution of this Agreement and consummation of the transactions contemplated hereby have been taken.

                    5.24.3 The execution of this Agreement and the consummation of the transactions contemplated hereby constitute the valid and binding obligation of Seller, enforceable in accordance with its terms.

                    5.24.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of or be in conflict with or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of any agreement, lease, or other instrument to which Seller is a party or by which the Property is bound.

     SECTION 6 WARRANTIES AND REPRESENTATIONS OF PURCHASER. Purchaser warrants and represents to Seller as follows:

               6.1 BROKERS. Except as set forth in Section 5.11, no agent, broker, investment banker or other Person acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker's commission or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated herein. Purchaser shall indemnify, protect, defend and hold harmless Seller against or from all commissions or fees or claims for same, due to or claimed by any broker or Person engaged by Purchaser or claiming to have dealt with Purchaser in connection with the Property.

               6.2  EXISTENCE AND AUTHORITY OF PURCHASER.

                    6.2.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and will either be qualified as a foreign limited liability to do business in California, or will have assigned its interest hereunder pursuant to
Section 15 to an entity that is so qualified.

                    6.2.2 The execution of this Agreement and the consummation of the transactions contemplated hereby constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms. Each person signing this Agreement on behalf of Purchaser is duly and validly authorized to do so.

                    6.2.3 No authorization, consent, or approval of any Governmental authority (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

                    6.2.4 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of or be in conflict with or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Purchaser's operating agreement or any other agreement, lease, or other instrument to which Purchaser or any of Purchaser's members is a party.

     SECTION 7 CERTAIN PRE-CLOSING COVENANTS OF SELLER.


               7.1 OPERATION PENDING CLOSING. From the date hereof to the Closing, Seller shall:

                    7.1.1 Continue to operate the Property in the ordinary course of business in accordance with sound real estate management practices, including the performance of all ordinary and necessary maintenance, repairs and replacements, and ordinary and necessary replacement of supplies, in the ordinary course of business;

                    7.1.2 Except in the ordinary course of Seller's business, execute no Contract, lease, license agreement, concession or other agreement, in respect of the Property or any part thereof, nor any renewal, extension, amendment or modification of any Contract, nor waive any rights of Seller thereunder or any prior defaults of the other contracting party thereunder, nor incur any expense in respect of the Property other than ordinary and necessary expenses, without the prior written consent in each instance of Purchaser;

                    7.1.3 Maintain the Improvements and Equipment in good repair, order and condition except for depletion, depreciation, and damage by unavoidable casualty (subject, however, to the provisions of Section 11.8 hereof);

                    7.1.4 Keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried;

                    7.1.5 Perform in all material respects all of Seller's obligations under the Contracts;

                    7.1.6 Maintain the books of account and records relating to the Property in the usual, regular and ordinary manner and in compliance in all material respects with all Requirements of Law;

                    7.1.7 Comply in all material respects with all Requirements of Law applicable to the Property; and

                    7.1.8 Not sell, assign or transfer the Property or any interest therein, nor enter into any mortgages, leases, encumbrances or other matters affecting title to or possession of the Property without Purchaser's prior written consent, not unreasonably to be withheld.

               7.2 ACCESS AND INFORMATION. On and after the date hereof, upon reasonable prior notice, Seller shall give to Purchaser and its counsel, agents, representatives and designees full access to the Property and the right to enter upon the Property upon reasonable prior notice and make or conduct soil tests, engineering studies, inspections and examinations of the Property and all components thereof, including but not limited to, all utility and mechanical systems serving or in any way related to the Property, environmental, architectural, space planning, and landscaping studies, surveys, plans, drawings, or investigations and such other inspections or surveys thereof as Purchaser may desire, and full access to all books, records, contracts and commitments directly related to the Property, including but not limited to present and past financial, income and expense data relating to the Property, and will furnish all such information and documents (certified, if requested) relating to the Property and the business related thereto as the Purchaser and its counsel, agents, other representatives and designees may reasonably request including, but not limited to the right to inspect invoices and other data necessary to verify matters contained in the Income Statement and all other financial statements of Seller relating to the Property, and will cause Seller's accountants, and any management company that is acting or has acted at any time on Seller's behalf with respect to the Property to do the same. Seller's representatives for this purpose shall be (W. Stephen Wilson,)* Kathy Cleveland and Stanley Kim. Seller shall, upon request of Purchaser, furnish Purchaser with copies of all such items and material. In conducting the foregoing investigations, Seller and its agents and representatives shall use reasonable good faith efforts to not unreasonably disrupt Seller's business operations at the Property. Purchaser will not disclose any confidential information obtained from Seller to others (except for Purchaser's counsel, agents and other representatives involved in this transaction, each of which shall be bound by an agreement to keep such information strictly confidential and to return such information to Purchaser in the event this Agreement is terminated). In the event this Agreement is terminated, Purchaser will use reasonable efforts in good faith to keep confidential any information (unless readily ascertainable from public information or sources or otherwise required by law to be disclosed) obtained from Seller in connection with the transactions contemplated by this Agreement and will return to Seller all documents, work papers and other written material obtained by Purchaser from Seller which were marked confidential.

               7.3 PRE-CLOSING DELIVERIES. To the extent that the following exist, and are within the actual or constructive control of Seller or its agents, Seller shall deliver, or cause to be delivered, each of the following items to Purchaser at Seller's sole cost and expense, each of which shall be delivered immediately upon the full execution of this Agreement:

                    7.3.1 Complete and correct copies of all insurance policies maintained by Seller currently in effect together with all riders and amendments thereto with respect to the Property.

* This text was deleted by (illegible) in revisions to this document.

                    7.3.2 ALTA preliminary commitment or binder for title insurance ("Title Commitment") from the Title Company with current date, containing the commitment of the Title Company to issue the Title Policy required to be delivered pursuant to Section 4.3 hereof. The Title Commitment shall set forth the results of a so-called special tax search showing all pending assessments on the Property. The Title Commitment shall have attached thereto complete and legible copies of all documents relating to any matter or exception shown on Schedule B of the Title Commitment. The Title Commitment shall include the results of a search of all uniform commercial code financing statements and chattel mortgages filed with the appropriate county recorders/state official. Seller shall deliver, or cause to be delivered, the Title Commitment to Purchaser within five (5) business days after the date of this Agreement.

                    7.3.3 A current survey ("Survey"), prepared by a land surveyor certified and licensed in California, and approved by Purchaser, covering the Property and meeting the requirements set forth in this Section. The Survey shall contain an appropriate certificate signed by the Surveyor, certifying to Purchaser, the Title Company and any other parties designated by Purchaser, that the Survey is an accurate representation of the Land, Improvements and Appurtenances and that the Survey complies with the 1992 "Minimum Standard Detail Requirements of ALTA/ACSM Land Title Surveys" for an Urban Class Surveys. The certificate of the surveyor shall specifically certify that each of the parcels comprising a separate locale of the Land are contiguous each to the other without any strips, gores or other parcels of land intervening. The perimeter survey description contained in the Survey shall be used in the preparation of legal descriptions for the Title Policy, any binders of insurance for the Title Policy, the Deed and any other documents requiring legal descriptions of the Property to be delivered pursuant to this Agreement. The Survey shall be in such sufficient detail and reveal such state of facts as to permit the Title Company to issue the Title Policy without any survey, boundary or encroachment exceptions. The Survey shall be in form and substance acceptable to Purchaser and shall (a) show the location of all structures and Improvements on the Property; (b) identify or otherwise designate all (i) utility lines serving the Property, (ii) set back, rear yard and side yard requirements, (iii) easements and rights-of-way, either of record or visible on the ground, which either benefit or burden the Property, (iv) conditions, restrictions and other matters affecting title to the Property that are capable of being located on the Survey, (v) perimeter lines of the Property with monuments either set or found at each corner thereof, (vi) curb cuts, driveways and fences, and (vii) all matters affecting title to the Property which are shown in the Title Commitment and capable of being shown on or located by a survey; (c) contain a computation of the acreage of the Property to the nearest one-thousandth of an acre (specifically identifying the portion of the Property and the acreage thereof in any public highway, right-of-way, dedicated street or exclusive easement area) and a computation of the gross square footage of the Building;
(d) contain a legal description of the Property; (e) show any encroachment on the Property or of any building or improvement constituting a part of the Property encroaching on any other property or an affirmative statement that no encroachment exists; (f) certify the zoning of the Property; (g) include the names of the owners of any real property adjoining the Property; (h) certify that no portion of the Property is located within a flood plain or flood way area or specifically identifying which portions of the Property are located within such flood plain or flood way area (i) have the seal and registration number of the surveyor affixed; and (j) bear the date on which the actual field survey has concluded.

                    7.3.4 A complete inventory of all Equipment, described in reasonable detail, and stating which items are owned by Seller and which, if any, are leased from another Person pursuant to any Contract, to be delivered not more than ten (10) calendar days after execution hereof.

                    7.3.5 Two (2) complete and correct sets of "as built" architectural, mechanical, electrical, structural landscape, site and drainage plans and specifications for all Improvements (collectively, "Building Plans").

                    7.3.6 All policies of title insurance with respect to the Property received by Seller when Seller acquired the Property or otherwise within Seller's possession or control.

                    7.3.7 Originals of, or complete and accurate copies of, the following (a) all engineering and/or architectural studies, surveys, assessments or reports with respect to the Property, (b) all studies, surveys, assessments or reports relating to any environmental matter concerning the Property, and (c) all surveys and site plans of the Land, Improvements and Appurtenances.

                    7.3.8 Complete and correct copies of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by any Governmental authority having jurisdiction, including, without limitation, all certificates of occupancy issued with respect to the Improvements.

                    7.3.9 Complete and correct copies of all site plan approvals, zoning approvals, zoning variances, if any, issued by the Governmental authorities having jurisdiction over zoning and land use requirements applicable to the Property, to the extent that the foregoing are within Seller's possession or control.

                    7.3.10 Complete and correct copies of all warranties and guarantees applicable to the Building, Equipment or Improvements.

                    7.3.11 Complete and correct copies of all tax bills and utility bills relating to the Property for the three (3) year period immediately preceding the date of this Agreement.

               7.4 CONTINUING ACCURACY OF REPRESENTATIONS. The representations and warranties contained herein, or otherwise made in writing by or on Seller's behalf, shall be true and correct as of the Closing, except for such changes contemplated and permitted by this Agreement, as though Seller had made such representations and warranties in exactly the same form or language on the Closing Date. Seller shall immediately notify Purchaser in the event that any representation or warranty made by Seller herein shall cease to be true and correct at or prior to the Closing. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months.

               7.5 SATISFACTION OF CONDITIONS. Seller shall cause each of the conditions set forth in Section 9 hereof to be satisfied at or prior to the Closing.

     SECTION 8 PURCHASER'S DUE DILIGENCE AND FINANCING.

               8.1 APPROVAL BY PURCHASER. Purchaser shall have a period of seven (7) business days after the later of (a) the date of this Agreement, or
(b) the date that Purchaser receives the last of the reports, surveys, documents and other items set forth in Section 7.3 hereof (collectively, "Due Diligence Items") in which to review and approve, in Purchaser's sole and absolute discretion, the Due Diligence Items (the aforesaid period being the "Due Diligence Period").

                    8.1.1 In the event that Purchaser notifies Seller that any one or more of the Due Diligence Items is not acceptable, or in the event that Purchaser disapproves of the condition of the Property or any other matters relating to the Property which have been inspected by or revealed to Purchaser subsequent to the date of this Agreement, then Seller shall have a period of five (5) business days after each such notice in which Seller shall notify Purchaser in writing whether or not Seller intends to attempt to cure, satisfy or otherwise remedy to Purchaser's satisfaction ("Cure") such conditions or matters set forth in Purchaser's notice (such conditions or matters, collectively, "Purchaser's Objections"). If Seller elects to Cure Purchaser's Objections, then Seller shall have a period of thirty (30) days after Seller's receipt of the notice setting forth such Purchaser's Objections in which to Cure the same. If Seller has timely notified Purchaser that Seller does not intend to attempt to Cure the Purchaser's Objections, or if Seller elects to Cure the Purchaser's Objections and thereafter fails to Cure the same within the time period provided for herein, then, in either such event, Purchaser may, by written notice to Seller, elect to cancel this Agreement, in which event all parties shall be released and discharged of any further liability hereunder, except as set forth in Section 3.1.2 hereof.

                    8.1.2 If any matter shown in the Title Commitment and/or the Survey is not acceptable to Purchaser, then Purchaser (or Purchaser's attorneys) shall notify Seller of those matters that are not acceptable. Seller shall have a period of five (5) business days after receipt of Purchaser's notice in which Seller shall notify Purchaser in writing whether or not Seller intends to attempt to Cure such conditions or matters set forth in Purchaser's notice (such conditions or matters, collectively, "Title/Survey Objections"). If Seller elects to Cure the Title/Survey Objections, then Seller shall have a period of thirty (30) days after receipt of Purchaser's notice in which to Cure the Title/Survey Objections. If Seller has timely notified Purchaser that Seller does not intend to attempt to Cure the Title/Survey Objections, or if Seller elects to Cure the Title/Survey Objections and thereafter fails to Cure the same within the time period provided for herein, then in either such event, Purchaser may, by written notice to Seller, elect to cancel this Agreement, in which event all parties shall be released and discharged of any further liability hereunder, except any liability under Section 11.4 hereof. Notwithstanding the foregoing, Purchaser shall not be required to object to any Lien or similar matter which Seller is otherwise required to remove or cure pursuant to this Agreement and which can be removed or cured by the payment of money out of funds otherwise payable to Seller at Closing.

     SECTION 9 CONDITIONS TO OBLIGATIONS OF PURCHASER. Purchaser shall not be obligated to close title hereunder nor have any obligation under this Agreement if any of the following conditions shall exist or shall occur, except to the extent that any such condition may have been waived by Purchaser pursuant to Section 12:

               9.1 LITIGATION. An action or proceeding brought by any Person (other than a party hereto) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of the consummation of the transactions contemplated by this Agreement.

               9.2 SELLER REPRESENTATIONS AND PERFORMANCE. The representations and warranties of Seller contained herein or otherwise made in writing by or on Seller's behalf in connection with the transactions contemplated hereby shall not be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were made as of the Closing in exactly the same form or language; or Seller shall not have duly performed and complied with all of the agreements, conditions and deliveries required by this Agreement to be performed, complied with, or delivered by Seller prior to or at the Closing.

               9.3 INSURABILITY OF TITLE TO PROPERTY. Any policy of title insurance which is to be issued by the Title Company with respect to the Property contains exceptions for matters other than the Permitted Encumbrances.

               9.4 ZONING. Any building code or zoning or land use law or regulation to which the Property is subject shall be modified or amended in any manner whatsoever which adversely affects Purchaser's intended use and development of the Property, including without limitation, in such manner as to result in a change of the zoning classification of the Property.

               9.5 APPROVAL BY PURCHASER. Purchaser has not previously terminated this Agreement pursuant to Section 8.1 hereof.

     SECTION 10 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller hereunder are subject to the fulfillment at or prior to the Closing of the following conditions except to the extent that any of such conditions may have been waived by Seller pursuant to Section 12:

               10.1 LITIGATION. No action or proceeding brought by any Person (other than a party hereto) shall be pending before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of the consummation of the transactions contemplated by this Agreement.

               10.2 REPRESENTATIONS AND PERFORMANCE OF PURCHASER. The representations and warranties of Purchaser contained herein and otherwise made in writing by or on its behalf in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing, except for changes contemplated and permitted by this Agreement, as though such representations and warranties were then made in exactly the same form and language; and Purchaser shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing.

      SECTION 11 ADDITIONAL COVENANTS.

               11.1 EXPENSES. Except as otherwise provided herein or limited by the terms hereof, Seller and Purchaser each agree to pay their own costs and expenses incurred in connection with the transactions contemplated hereby. Seller shall be responsible for the costs of producing the reports, surveys, documents and other items required by Section 4 and Section 7 to be obtained and delivered by Seller.

               11.2 SATISFACTION OF LIENS. In the event that there are any Liens, encumbrances or defects to the marketability or insurability of the title to the Property on the date of Closing, other than for Permitted Encumbrances, by reason of any mortgage, Lien, unpaid tax, conditional sales contract or chattel mortgage, mechanic's lien, judgment or any encumbrance which is susceptible of being cured or discharged upon payment of a fixed or ascertainable amount, Seller shall pay, satisfy and discharge such Lien, encumbrance or defect by procuring and recording at Seller's expense a good and sufficient release, satisfaction or discharge, discharging each of said Liens, encumbrances or defects of record. If at the date of Closing there shall be any such Liens, encumbrances or defects, Seller may use the portion of the balance of the Purchase Price which is payable in immediately available funds to satisfy the same, provided that Seller shall simultaneously either deliver to Purchaser at the Closing instruments in recordable form and sufficient to satisfy and discharge such Liens, encumbrances or defects of record together with the cost of recording or filing said instruments, or, provided that the Seller has made arrangements with the Title Company in advance of the Closing, Seller will deposit with the Title Company sufficient monies acceptable to and required by the Title Company to insure the obtaining and the recording of such instruments and satisfactions and to induce the Title Company to issue the Title Policy to Purchaser free of any such Liens, encumbrances or defects.

               11.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties and covenants of Purchaser and Seller contained herein or in any schedule, exhibit, certificate or document delivered herewith or in pursuance hereof and their respective agreements contained herein shall survive the Closing for a period of three (3) years. All warranties and representations shall be effective regardless of any investigations which have been or will have been made.

               11.4 INDEMNITY BY SELLER.

                     11.4.1 Seller shall indemnify, protect, defend and hold harmless Purchaser from and against any and all actions, suits, claims, liabilities, damages, losses, costs and expenses, including attorneys' fees, resulting from (a) any representations made by Seller in this Agreement or made in any document or certificate delivered pursuant to this Agreement which are materially inaccurate or misleading, (b) any material breach of any of Seller's warranties made in this Agreement or any document or certificate delivered pursuant to this Agreement, (c) any liability of the Seller imposed upon Purchaser as a transferee of the Property, except to the extent expressly assumed by Purchaser under this Agreement, (d) any breach or default in the performance or observance by Seller of any of the covenants or other obligations which Seller is to perform or observe under this Agreement, or
(e) any obligations or liabilities related to or arising under any Contract prior to the Closing (collectively, "Indemnified Matters").

                    11.4.2 Should any claim be made by a person not a party to this Agreement with respect to any matter to which the indemnity set forth in this Section 11.4 relates, Purchaser shall promptly give Seller written notice of any such claim, and Seller shall thereafter defend or settle any such claim, at its sole expense, on its own behalf and with counsel of its selection; provided, however, that Seller's counsel shall be competent counsel experienced in the type of litigation or claim at issue and shall be acceptable to Purchaser, acting reasonably. Upon Seller's assumption of the defense of any claim against Purchaser pursuant to Seller's indemnity, Purchaser shall have the right to participate in the defense or settlement of the claim with counsel retained and paid by it, and Seller shall cause the attorneys retained by it to consult and cooperate fully with counsel for Purchaser. In such defense or settlement of any claims, Purchaser shall provide Seller with originals or copies of all relevant documents and provide its utmost cooperation with and assistance to Seller, at no expense to Purchaser. Notwithstanding any provision of this Section 11.4 to the contrary, Seller shall not enter into any settlement or agreement in connection with any Indemnified Matters binding upon or adversely affecting Purchaser, or admit any liability or fact in controversy binding upon or adversely affecting Purchaser, without Purchaser's prior written consent in Purchaser's sole discretion.

                    11.4.3 For purposes of this Section 11.4, the term "material," which is used in Section 11.4.1 (a) and (b), shall mean one or more events having, in the aggregate, an objective value of at least Twenty Five Hundred Dollars ($2,500.00) (the "Indemnification Threshold"). Until the Indemnification Threshold is met, Seller shall not be obligated to indemnify Purchaser for an event or series of events described in Section 11.4.1 (a) or
(b). Once an event or series of events described in Section 11.4.1 (a) and (b) exceeds the Indemnification Threshold, Seller shall promptly undertake its indemnification obligations and, further, shall reimburse Purchaser for any and all losses, costs and expenses suffered by Purchaser prior to the time that the Indemnification Threshold was met.

               11.5 FURTHER ASSURANCES. If at any time either of the parties hereto shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to carry out the provisions hereof and the transactions contemplated herein, the appropriate parties hereto shall execute and deliver, or cause to be executed and delivered, any and all proper deeds, assignments and assurances, and do or cause to be done all things necessary or proper to carry out fully the provisions hereof.

               11.6 DELIVERY OF DOCUMENTS AND OTHER ITEMS. No document shall be deemed executed and delivered for purposes of this Agreement unless such document shall have been duly executed with all blanks appropriate filled in pursuant to the terms hereof or thereof.

               11.7 RECORDATION. Neither party shall record this Agreement.

               11.8 DAMAGE AND DESTRUCTION.

                    11.8.1 If any part of the Property which is subject to transfer to Purchaser pursuant to this Agreement shall, prior to the filing of the Deed for record, be damaged or destroyed by fire or any other cause, then Seller shall immediately give written notice to Purchaser of such event and Purchaser may, at Purchaser's option (a) receive the proceeds of any insurance payable in connection therewith plus a cash payment by Seller of the deductible amount, if any, under the insurance Policies or policies covering the Property and thereupon remain obligated to perform this Agreement; or (b) terminate this Agreement. Upon termination of this Agreement by Purchaser pursuant to this
Section 11.8, all funds and documents previously paid, deposited or advanced by Purchaser shall be immediately returned to Purchaser, Seller shall pay all costs of the applicable title examination and Commitment, and any escrow fees, and neither party shall thereafter have any further obligation to the other party.

                    11.8.2 Simultaneously with the execution of this Agreement, Seller shall deliver to Purchaser true and complete copies of all policies for the present insurance coverage upon the Property. Seller shall keep such policies in full force and effect through the Closing Date and immediately advise Purchaser in writing of any damage to the Property. Seller shall execute and deliver such instruments as may be necessary to assign to Purchaser on the Closing Date any insurance policies presently in effect upon the Property which Purchaser elects to assume.

               11.9 EMINENT DOMAIN.

                    11.9.1 If, prior to Closing, all or any portion of the Property is taken or affected by eminent domain proceedings, or under a threat of eminent domain, for any public or quasi-public use or purpose (a "Taking", then in any such event, Seller shall immediately give Purchaser written notice of the occurrence of such event, and Purchaser may, at Purchaser's option (a) receive the proceeds of any Awards payable in connection therewith and thereupon remain obligated to perform this Agreement; or (b) terminate this Agreement. Upon termination of this Agreement by Purchaser pursuant to this Section 11.9, all funds and documents previously paid, deposited or advanced by Purchaser shall be immediately returned Purchaser, Seller shall pay all costs of the applicable title examination and Commitment, and any escrow fees, and neither party shall thereafter have any further obligation to the other party.

                    11.9.2 If the Closing shall occur following a Taking, and if Purchaser does not elect to terminate this Agreement, then Seller shall deliver or cause to be delivered to Purchaser (at Closing, if possible) all Awards, less any sums theretofore reasonably utilized by Seller for restoration or repair of the Property, to the extent the same was properly performed at Purchaser's direction pursuant to Section 11.9.1 and Seller shall execute and deliver to Purchaser at Closing all proper instruments for assignment and collection of any Awards not paid at Closing and shall also pay to Purchaser such additional amounts, if any, in excess of the Awards as may be reasonably required to complete any restoration or repair of the Property.

               11.10 NO ASSUMPTION OF SELLER'S LIABILITIES. Purchaser shall not, by the execution or performance of this Agreement or otherwise, assume, become responsible for, or incur any liability or obligation of any nature of Seller. Without limiting the generality of the foregoing, Purchaser shall not assume any liability or obligation of Seller under any Contract.

               11.11 CONFIDENTIALITY. Purchaser and Seller shall keep the contents of this Agreement and the terms for the acquisition of the Property confidential and shall not disclose the contents of this Agreement or the terms for the acquisition of the Property in any manner whatsoever to any party without the other party's prior written consent, except that each party may disclose such terms to such party's professional advisors, agents and employees and Purchaser may disclose such terms to Purchaser's Lender, potential joint ventures, partners or members, provided that each party agrees to keep such terms confidential.

     SECTION 12 WAIVER. Any condition to the performance by any party hereto, which may legally be waived at or prior to the Closing may be waived at any time by the party entitled to the benefit thereof by action duly taken by the waiving party. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance or payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. No purported waiver by either party of any default by the other of any term or provision contained herein shall be effective unless the waiver is in writing and signed by the waiving party.

     SECTION 13 MISCELLANEOUS. The captions or headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by any party to this Agreement to any other party to this Agreement or any director, officer, stockholder, partner, agent, attorney or employee thereof which is not embodied in this Agreement, and no party or director, officer, stockholder, partner, agent, attorney or employee shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not embodied herein. This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the situs of the Property, notwithstanding the application of any principles of conflicts of laws. Seller and Purchaser shall execute such modifications or amendments to this agreement as may be necessary or desirable in order to conform the intentions of the parties as set forth or as reasonably intended hereunder to the laws of the situs of the Property. This Agreement may not be amended except by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor to Seller or Purchaser subject to the restrictions contained herein with respect to assignment of this Agreement. Wherever provision is made herein for the execution and delivery of any document or instrument by Seller, such document or instrument shall be executed and delivered by the duly authorized officers of Seller.

     SECTION 14 NOTICES.

               14.1 METHOD OF NOTICE. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or shall be mailed by certified or registered mail, postage prepaid, return receipt requested, or deposited with a nationally-recognized over-night courier addressed to the parties at the following addresses, or such other or further addresses as either of the parties shall request by further written notice given in the manner herein required:

               If to Seller:         TELEVIDEO, INC.
                                     2345 Harris Way
                                     San Jose, CA 95131
                                     Attn: K. Philip Hwang or Kathy Cleveland

               with a copy to        _________________________________________

                                     _________________________________________

                                     _________________________________________


               If to Purchaser:      2345 Harris Way Associates, LLC
                                     c/o The Bentley Forbes Group, LLC
                                     1900 Avenue of the Stars, Suite 2840
                                     Los Angeles, California 90067 - 4509
                                     Attn: Brian Morrison, Manager


               with a copy to:       TVCA, LLC
                                     c/o The Bentley Forbes Group, L.L.C.
                                     1900 Avenue of the Stars, Suite 2840
                                     Los Angeles, California 90067 - 4509
                                     Attn: Sharon Nader Sloan, Esq.

               14.2 NOTICES AFFECTING THE PROPERTY. Seller shall promptly provide Purchaser with an exact copy of any notice, communication or other instrument or document received or given by Seller in any way to or affecting the Property.

     SECTION 15 ASSIGNMENT BY PURCHASER. Purchaser may assign or transfer this Agreement to any Person or Persons effectively controlled by Purchaser.

     SECTION 16 DEFAULT.

          16.1 DEFAULT BY PURCHASER. In the event title shall fail to close hereunder through no default of Seller and by reason of a default by Purchaser, the parties agree that it would be impracticable or extremely difficult to fix Seller's actual damages. Therefore, the parties agree that Seller's sole and exclusive remedy against Purchaser, in lieu of all other rights or remedies otherwise provided at law or in equity against Purchaser or against any officer, director, official or employee of Purchaser, shall be to retain the Earnest Money, as liquidated and agreed damages, and not as a penalty or forfeiture. For purposes of this Agreement, any one of the following shall be deemed a "default by Purchaser" under this Agreement: (a) Purchaser's failure to deliver any documents or other items required to be so delivered under the provisions of this Agreement; (b) the willful refusal of Purchaser to either consummate the sale of the Property provided for herein or perform all material obligations required of Purchaser pursuant to the provisions of this Agreement; or (c) a material breach of this Agreement by Purchaser.

                      /s/ BM                  /s/ KPH
              ------------------------     ---------------------
                Purchaser's Initials         Seller's Initials

               16.2 DEFAULT BY SELLER. In the event title shall fail to close hereunder through no default of Purchaser and by reason of a default by Seller, Purchaser shall retain all rights and remedies provided at law or in equity against Seller, its successors or assigns including, without limitation, the specific performance of this Agreement. Purchaser shall have the right to elect to receive, in lieu of all other rights or remedies otherwise provided by law or in equity against Seller or against any officer, director, official or employee of Seller, all verified out-of-pocket expenses incurred in connection with this transaction, including but not limited to,
(a) Purchaser's internal costs and expenses, (b) the fees of Purchaser's outside attorneys, (c) the legal fees of Lender's counsel, (d) the nonrefundable portion of Lender's commitment fee, (e) the cost of Lender's due diligence and environmental reviews, (f) all of the verified cost of Lender's rate lock instrument, and (g) the cost of the engineering report, the environmental report, the appraisal, the Survey, and any fees and charges associated with the Title Policy and Escrow Agent, in an amount not to exceed the sum of One Hundred Fifty Thousand Dollars ($150,000.00), as liquidated and agreed damages. For purposes of this Agreement, any one of the following shall be deemed a "default by Seller" under this Agreement: (a) Seller's failure to deliver any reports, surveys, documents or other items required to be so delivered under the provisions of this Agreement; (b) the willful refusal of Seller to either consummate the sale of the Property provided for herein or perform all material obligations required of Seller pursuant to the provisions of this Agreement; or (c) a material breach of this Agreement by Seller.

                      /s/ BM                  /s/ KPH
              ------------------------     ---------------------
                Purchaser's Initials         Seller's Initials

     SECTION 17 DISPUTE RESOLUTION.

               17.1 MEDIATION. Seller and Purchaser agree that any claim or dispute arising out of or related to this Agreement, its interpretation or enforcement, including any Exhibits or Schedules hereto, shall be exclusively determined under the provisions of this Section 17. In the event of such claim or dispute, the aggrieved party shall forthwith demand mediation under the auspices of JAMS/Endispute, San Francisco, CA. If the parties cannot mutually agree on a mediator within ten (10) days after demand, either party may have one appointed by application to the Executive Director of JAMS/Endispute.

               17.2 ARBITRATION. If and to the extent that the issues are not settled within the context of mediation, such issues shall be subject to arbitration under the auspices of JAMS/Endispute, San Francisco. Such unresolved issues shall be defined by the mediator and referred to the arbitrator, who shall be a different hearing officer mutually agreeable to the parties, or if the parties cannot agree, chosen by the Executive Director of JAMS/Endispute at the request of the mediator. The arbitration shall be conducted under JAMS/Endispute Rules, and the award of the arbitrator shall be final and binding. The prevailing party shall be entitled to an award of its reasonable attorneys fees incurred in the arbitration phase, its JAMS/Endispute filing fees applicable to both the mediation and arbitration phases, costs of the arbitrator, expert witness fees, court reporters costs and any other outlay normally considered costs of suit in a court of law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       SELLER:

                                       TELEVIDEO, INC.,
                                       a Delaware corporation

                                       By: /s/ K. Philip Hwang
                                          -------------------------------
                                          K. Philip Hwang, CEO

                                       PURCHASER:

                                       2345 Harris Way Associates, LLC,
                                       a Delaware limited liability company

                                       By: /s/ Brian Morrison
                                          --------------------------------
                                          Brian Morrison, Manager

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF THE LAND

REAL PROPERTY in the City of San Jose, County of Santa Clara, State of California, described as follows:

Parcel A, as shown on that certain Parcel Map filed for record in the office of the Recorder of the County of Santa Clara, State of California on March 2, 1981, in Book 480 of Maps page(s) 28.

APN: 237-01-043
APN: 237-01-021

                                   EXHIBIT "B"

                                 LEASE AGREEMENT

                                   EXHIBIT "C"

                   CERTIFICATION OF WARRANTIES AND REPRESENTATIONS

     TELEVIDEO, INC., a Delaware corporation, ("Seller") hereby certifies to 2345 Harris Way Associates, LLC, a Delaware limited liability company ("Purchaser") that all of Seller's warranties and representations set forth in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December 21st, 1998, by and between Seller and Purchaser, are true and correct as of the date of this Certification as if all warranties and representations of Seller set forth in the Purchase Agreement were made by Seller as of the date of this Certification.

     IN WITNESS WHEREOF, Seller has caused this Certification to be executed by its duly authorized officer as of the 21st day of December, 1998.

                                       TELEVIDEO, INC.
                                       a Delaware corporation

                                       By: /s/ K. Philip Hwang
                                          --------------------------------
                                          K. Philip Hwang, CEO

                                  EXHIBIT "D"

                                 BILL OF SALE

                                  [Equipment]

     KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TELEVIDEO, INC., a Delaware corporation ("Seller") does hereby grant, bargain, sell, deliver, carry, transfer, set over and assign (or cause to be granted, bargained, sold, delivered, carried, transferred, set over and assigned) unto 2345 Harris Way Associates, LLC, a Delaware limited liability company ("Purchaser"), its successors and assigns, all of the "Equipment", as that term is defined in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December 21, 1998 by and between Seller and Purchaser for the purchase and sale of certain real property and improvements and related property located in San Jose, CA and as more particularly described on Exhibit A attached hereto and made a part hereof.

     It is the intention of this instrument to convey, transfer and assign to Purchaser, and Seller represents and warrants to Purchaser that this instrument does convey, transfer and assign to Purchaser, all right, title and interest in and to the Equipment. Seller, for itself and its successors and assigns, further represents and warrants that Seller has good and valid title in and to the Equipment, that Seller has the right, power and capacity to sell the Equipment, and that the Equipment is free and clear of covenants, conditions, liens, charges, security interests, adverse claims, encumbrances, demands or other title defects or restrictions of any kind, including, without limitation, any restrictions on the ability of Purchaser to transfer the Equipment.

     Seller agrees to execute and deliver, or cause to be executed and delivered, all such further assignments, endorsements or other documents as Purchaser may reasonably request for the purpose of effecting transfer of all right, title and interest in and to the Equipment.

     TO HAVE AND TO HOLD the Equipment unto Purchaser, its successors and assigns, to and for its and their own use forever.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officer as of the 21st day of December, 1998.

                                       TELEVIDEO, INC.
                                       a Delaware corporation

                                       By: /s/ K. Philip Hwang
                                          -----------------------------
                                          K. Philip Hwang, CEO

                                   EXHIBIT "E"

                   GENERAL ASSIGNMENT, CONVEYANCE AND BILL OF SALE

                              [Intangible Property]

     KNOW ALL MEN BY THESE PRESENTS THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TELEVIDEO, INC., a Delaware corporation ("Seller") does hereby grant, bargain, sell, deliver, carry, transfer, set over and assign (or cause to be granted, bargained, sold, delivered, carried, transferred, set over and assigned) unto 2345 Harris WAY ASSOCIATES, LLC, a Delaware limited liability company ("Purchaser"), its successors and assigns, all of the "Intangible Property," if any, as that term is defined in that certain Real Estate Purchase Agreement ("Purchase Agreement") dated as of December 21, 1998 by and between Seller and Purchaser for the purchase and sale of certain real property and improvements, and related property, located in San Jose, CA, as more particularly described on EXHIBIT "A" attached hereto and made a part hereof.

     It is the intention of this instrument to convey, transfer and assign to Purchaser, and Seller represents and warrants to Purchaser that this instrument does convey, transfer and assign to Purchaser, all right, title and interest in and to the Intangible Property. Seller, for itself and its successors and assigns, further represents and warrants that Seller has good and valid title in and to the Intangible Property, that Seller has the right, power and capacity to sell the Intangible Property, and that the Intangible Property is free and clear of covenants, conditions, liens, charges, security interests, adverse claims, encumbrances, demands or other title defects or restrictions of any kind, including, without limitation, any restrictions on the ability of Purchaser to transfer the Intangible Property.

     Seller agrees to execute and deliver, or cause to be executed and delivered, all such further assignments, endorsements or other documents as Purchaser may reasonably request for the purpose of effecting transfer of all right, title and interest in and to the Intangible Property.

     TO HAVE AND TO HOLD the Intangible Property unto Purchaser, its successors and assigns, to and for its and their own use forever.

     IN WITNESS WHEREOF, Seller has caused this General Assignment, Conveyance and Bill of Sale to be executed by its duly authorized officer as of the 21st day of December, 1998.

                                       TELEVIDEO, INC.,
                                       a Delaware corporation

                                       BY: /s/ K. Philip Hwang
                                          -------------------------------
                                          K. Philip Hwang, CEO

                                   EXHIBIT "F"

                                 PROMISSORY NOTE

$2,750,000.00                                                  December __, 1998

1. For value received, the undersigned, TVCA HOLDING LLC, a Delaware limited liability company ("Maker"), promises to pay to the order of TELEVIDEO, INC., a Delaware corporation ("Payee"), or order, at 2345 Harris Way, San Jose, CA 95131, or other address directed by Payee, the principal sum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) with interest at the rate of seven and one-quarter percent (7.25%) per annum from the date hereof with monthly payments based on an amortization period of twenty (20) years. If not earlier paid in full, any unpaid principal and all accrued interest shall be due and payable on December 1, 2013.

2. Principal and accrued interest shall be payable in equal monthly installments of Twenty One Thousand Seven Hundred Thirty Five and 34/100 Dollars ($21,735.34) each on the first day of each month commencing on January 1, 1999. On December 1, 2013, the outstanding principal balance and any and all accrued interest then due and payable shall be paid in full to Payee by Maker.

(3. Notwithstanding the provisions of paragraph 2 of this Promissory Note
    ("Note"), in the event that Finova Realty Capital, Inc., a Delaware corporation ("Lender") fails to release funds to Subsidiary pursuant to the terms of the Lock Box Agreement (hereinafter, a "Cash Sweep") in connection with that certain loan of even date herewith ("Loan") by Lender to Subsidiary, solely as a result of Payee's failure to comply with the provisions attached and incorporated hereto as Exhibit "A," then all monthly payments of principal and interest due under this Note shall be suspended during the time the Cash Sweep is in effect. No additional interest will accrue on the principal outstanding balance of the Note during the time Note payments are suspended, however, if Lender pays Subsidiary interest on the cash swept. Maker shall pay to Payee an amount equal to the interest allocable to Note payments otherwise due hereunder. Upon Payee's compliance with the provisions of Exhibit "A" and Lender's resumption of disbursement of funds, Maker shall resume monthly Note payments as set forth in paragraph 2 of this Note. Upon attainment of the total Tenant Improvement and Leasing Commissions Reserve required by Lender under the provisions of the Lock Box Agreement set forth in Exhibit "A", Maker shall commence making additional monthly payments to Payee of Four Thousand Six Hundred Forty Two and no/100 Dollars ($4,642) until such time as the amount of suspended Note payments have been paid in full. The provisions of this paragraph 3 shall not apply, and Note payments shall not be suspended, in the event of a Cash Sweep resulting from subsidiary's failure to comply with any of the provisions of Exhibit "A".)*

4. Both principal and interest shall be payable to Payee, or at any other place hereafter designated in writing by the holder(s) and delivered to Maker. All sums shall be deemed paid upon receipt of same by the holder(s) hereof.

* This text was deleted by P.H. in revisions to this document.

5. This Promissory Note is secured by that certain Pledge and Security Agreement ("Pledge Agreement") of even date herewith executed by all of the members of Maker and that certain Escrow Agreement ("Escrow Agreement") of even date herewith executed by Maker, Payee, and Wilmington Trust Company, a Delaware banking corporation.

6. Payments on this Promissory Note shall be applied first to payment of any late charges, second to payment of accrued interest and third to the outstanding principal.

7. Maker shall have the right to prepay all or any portion of the indebtedness evidenced by this Promissory Note at any time without premium or penalty.

8. Subject in all events to the provisions of Section 8 hereof, (i) if Maker fails to pay in full any monthly installment of principal and interest or any other sums required to be paid pursuant to this Promissory Note in the manner set forth in the Escrow Agreement, within ten (10) days after the due date, or (ii) if Maker defaults in the performance or observance of any covenant or condition contained in the Pledge Agreement and the Escrow Agreement and such default is not cured within thirty (30) days after receipt of written notice of such default, or (iii) if, pursuant to that certain lease ("Lease") dated as of December __, 1998 between TVCA, LLC, a Delaware limited liability company, as landlord, and Payee, as tenant, with respect to certain real property and improvements located in San Jose, CA, particularly described in the Lease ("Premises"), Payee is required to purchase the Premises from TVCA, LLC in accordance with the terms of the Lease, then and in any of such events, the holder of this Promissory Note may, without further notice, immediately declare to be due and payable the entire outstanding, indebtedness evidenced by this Promissory Note.

9. Notwithstanding any provisions of this Promissory Note to the contrary, the performance of Maker's obligations pursuant to this Promissory Note are conditioned upon Payee, as tenant under the Lease, timely tendering to TVCA, LLC all rent, charges and monetary obligations under the Lease
    ("Lease Payments") as and when the same become due and payable in accordance with the terms of the Lease. In the event that Payee is late in tendering any Lease Payment to TVCA, LLC, then the applicable due date for Maker's performance of any of Maker's obligations under this Promissory Note shall automatically be extended for the same period of time that Payee was delinquent in the payment of such Lease Payment. Further, in the event that the Lease is terminated pursuant to Section 10 of the Lease due to a default on the part of Payee as tenant thereunder, then, in such event, this Promissory Note shall be deemed to be immediately satisfied in full and Maker shall have no further obligation to Payee hereunder.

10. This Promissory Note shall be binding Maker and its successors and assigns.

                                       TVCA HOLDING LLC,
                                       a Delaware limited liability company

                                       By:
                                          ----------------------------------
                                          C. Frederick Wehba II, Manager

                                   SCHEDULE "I"

                             SELLER'S RETAINED PROPERTY


1.  Telephone System (PBX and Paging Equipment including phone sets): 2nd floor
2.  Cubicles and Partitions: 2nd floor
3. Whiteboards in conference room: 2nd floor-Sales/Marketing conference room walls.
4.  Movie projector screens: 2nd floor - Sales/Marketing conference room walls.
5.  Octel System: 2nd floor - PBX room (telephone voice mailbox system)
6.  Air compressor, ground floor: 1st floor- Electrical room
7.  Chargers for forklifts: 1st floor - Shipping area
8.  Racks in closets downstairs: 1st floor - Manufacturing area/Stockroom area
9.  Shrink wrap machines downstairs: 1st floor - Manufacturing area
10. Lobby counter: 1st floor
11. Safes downstairs: 1st floor- Stock room
12. Any manufacturing equipment: 1st floor - Manufacturing area

STAYS WITH THE BUILDING

1.  Window blinds: 1st and 2nd floors
2.  Fire extinguisher - 55 each: 1st and 2nd floors
3.  First aid kit - 3 each
4.  Aquarium in executive office
5.  Security camera system: 1st and 2nd floors

                                 SCHEDULE "5.2"

                                  SPACE LEASES

TENANT              TERM                               MONTHLY RENT
Sprint Spectrum     2002 plus permitted exceptions     $1,000/mo.

                                SCHEDULE "5.5.1"

                                   LITIGATION


                                      NONE

                                 SCHEDULE "5.6.2"

                               ENVIRONMENTAL MATTERS


                                        NONE

                                 SCHEDULE "5.6.3"
                              ENVIRONMENTAL MATTERS


                                      NONE

                                SCHEDULE "5.6.4"

                              ENVIRONMENTAL MATTERS


                                      NONE

                                 SCHEDULE "5.7"

                             CONDITION OF PROPERTY

Seller hereby discloses the fact that there have been minor roof leaks in the flat portion of the roof, particularly during last year's "El Nino" rains, and advises Purchaser that all such leaks were properly and professionally repaired.